                                                                 EXHIBIT 23.1(E)

PRIVATE & CONFIDENTIAL
The Directors
TMP Worldwide Inc
1633 Broadway
New York NY 10019


18 March 1999


Dear Sir


We consent to the inclusion of our report dated 4 February 1997, with respect to the consolidated balance sheets of Austin Knight Limited as of 30 September 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two year period ended 30 September 1996 appearing in the Company's Information Statement on Schedule 14C, dated January 6, 1999, which report is incorporated by reference in this Amendment No. 1 to Registration Statement on Form S-3 of TMP Worldwide Inc.


We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours sincerely


/s/ KPMG


KPMG